DNB Financial Corporation

For further information, please contact:
Jonathan T. McGrain
SVP, Director of Sales and Marketing
(484) 359-3221
jmcgrain@dnbfirst.com	FOR IMMEDIATE RELEASE

DNB Financial Corporation Announces the Death of Chairman and Chief Executive Officer William S. Latoff

DOWNINGTOWN, Pa. —  January 11, 2016 — DNB Financial Corporation (NASDAQ: DNBF), today announced the death of its Chairman and Chief Executive Officer William S. Latoff.

Mr. Latoff first became a Director of DNB Financial Corporation in 1998. He was also a Director and past Chairman of the Chester County Industrial Development Authority and Chairman of the Chester County Library Trust Board.  He was a Board Member of the Chester County Economic Development Council.  He was Chairman of the Nominating Advisory Committee of the Federal Reserve Bank of Philadelphia and was a member of the American Bankers Association's Public Affairs Committee.  Mr. Latoff recently received the Chester County Historical Society's Founder's Award and the Foundation for Catholic Education Supporting Chester County 2014 Hall of Fame Award. In 2015 he was  the recipient of the Chester County Council Boy Scouts of America's Distinguished Citizens Award.

William J. Hieb, President, said, "It is with great sadness that we learned this morning of Bill Latoff's passing. Bill has served as CEO of DNB Financial Corporation since 2004 and, through his vision and leadership, did so much to build and strengthen our company. Never satisfied with business and financial success alone, Bill's generosity and concern for others were the driving force behind DNB First's deep commitment to our community. All of us at DNB will miss him greatly, and we extend our deepest sympathy to his wife, Mary, and family."

The Company's board of directors will meet on an expedited basis to implement the Company's succession plan regarding the Chairman and CEO roles. DNB Financial Corporation is the parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region.

About DNB Financial Corporation

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 12 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on Nasdaq's Capital Market under the symbol: DNBF.  We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.